As filed with the Securities and Exchange Commission on November 6, 2018

Registration No. 333-196562

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

_________

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_______________________________________

DIGIRAD CORPORATION
(Exact name of registrant as specified in its charter)

________________________________________________________________

Delaware (State or other jurisdiction of incorporation or organization)	33-0145723 (I.R.S. Employer Identification No.)
1048 Industrial Court Suwanee, GA (Address of Principal Executive Offices)	30024 (Zip Code)

Digirad Corporation 2014 Equity Incentive Award Plan

(Full title of the plan)

Matthew G. Molchan

President and Chief Executive Officer

Digirad Corporation

1048 Industrial Court

Suwanee, Georgia 30024

(Name and address of agent for service)

(858) 726-1600

(Telephone number, including area code, of agent for service)

Copy to:

Adam W. Finerman, Esq.
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
(212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

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Large Accelerated Filer ☐	Accelerated Filer ☒
Non-Accelerated Filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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EXPLANATORY NOTE

Digirad Corporation (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister 383,378 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) originally registered by the Company under the Digirad Corporation 2014 Equity Incentive Award Plan (the “2014 Plan”) on Form S-8, filed with the Securities and Exchange Commission (the “Commission”) on June 6, 2014 (Registration Statement No. 333-196562) (the “Prior Registration Statement”).  The Prior Registration Statement registered an aggregate of 1,506,733 shares.

The Company has since adopted a new equity incentive plan, the Digirad Corporation 2018 Incentive Plan (the “2018 Plan”), which replaces the 2014 Plan as of April 27, 2018 (the “Effective Date”), the date the Company’s shareholders approved the 2018 Plan.  No future awards will be made under the 2014 Plan.  According to the terms of the 2018 Plan, the shares of Common Stock that remained available for grant under the 2014 Plan as of the Effective Date are available for issuance under the 2018 Plan. In addition, the number of shares of Common Stock available for issuance under the 2018 Plan will also be increased by the number of shares that after Effective Date would again become available for issuance pursuant to the reserved share replenishment provisions of the 2014 Plan.  The number of shares of Common Stock available for grant under the 2014 Plan and carried over to the 2018 Plan on the Effective Date was 308,670, and the number of shares that have since Effective Date again become available for issuance pursuant to the reserved share replenishment provisions of the 2014 Plan is 74,708 (together referred to herein as the “Carryover Shares”).  The total number of Carryover Shares is 383,378, all of which are hereby deregistered under the Prior Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available for offer or sale pursuant to the 2018 Plan, including but not limited to the Carryover Shares.  The registration fees paid for the Carryover Shares under the Prior Registration Statement shall be carried over to the New Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suwanee, State of Georgia, on November 6, 2018.

DIGIRAD CORPORATION

By:	/s/ Matthew G. Molchan
Matthew G. Molchan
President, Chief Executive Officer and Interim Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Matthew G. Molchan	Director, President, Chief Executive Officer and Interim Chief Financial Officer (Principal Executive Officer and Principal Financial Officer)	November 6, 2018
Matthew G. Molchan

/s/ Jeffrey E. Eberwein	Director (Chairman of the Board of Directors)	November 6, 2018
Jeffrey E. Eberwein

/s/ John M. Climaco	Director	November 6, 2018
John M. Climaco

/s/ Michael A. Cunnion	Director	November 6, 2018
Michael A. Cunnion

/s/ John W. Sayward	Director	November 6, 2018
John W. Sayward

/s/ Dimitrios J. Angelis	Director	November 6, 2018
Dimitrios J. Angelis